  Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE:

Endocyte Reports Third Quarter Financial Results and Provides Clinical Update

- Folate-targeted EC1456 with Potent Tubulysin Payload Now at Higher Phase 1 Dose Level than Vintafolide –

- Conference Call Today at 4:30 p.m. EST –

West Lafayette, Ind., Nov. 5, 2014 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the third quarter ending Sept. 30, 2014, and provided a business and clinical update.

“The recent announcement of positive late-stage interim overall survival results from the TARGET trial in non-small cell lung cancer (NSCLC) demonstrates the promise of vintafolide and also the opportunity we have with our next generation folate-targeted agent, EC1456,” said Ron Ellis, Endocyte's president and chief executive officer. “EC1456, our folate-targeted tubulysin SMDC, has moved into the fourth dose level at 2.0 mg/m2, which is now higher than the maximum tolerated dose of vintafolide. This higher dosing is likely enabled by the enhanced proprietary linker-spacer chemistry used in this SMDC. Once the maximum tolerated dose and preferred dosing schedule are determined, we will begin enrolling folate receptor positive patients in targeted indications.”

Mike Sherman, chief operating officer and chief financial officer of Endocyte, commented, “We are in a strong financial position to bring our promising Phase 1 pipeline candidates forward. These trials are designed to provide early evidence of efficacy and safety in targeted patients in carefully selected indications. As the TARGET trial overall survival data mature and we consider the potential to move vintafolide forward into a Phase 3 trial in NSCLC, we also will be evaluating this in the context of progress with EC1456, to maximize our opportunity for success. We look forward to providing an update on this strategic decision as we analyze the data from both trials.”

Recent Updates

•	Phase 2b TARGET trial results presented at the European Society for Medical Oncology Congress (ESMO) in September showed improved progression free survival and overall survival with a manageable safety profile in adenocarcinoma non-small cell lung cancer patients treated with vintafolide plus docetaxel compared to docetaxel monotherapy.
•	Phase 1 dose escalation trial of EC1456 moved into the fourth cohort. No dose limiting toxicities were observed in the first three cohorts. Two patients identified as FR(100%) in the first cohort remain on therapy with stable disease, approaching 12 months from start of therapy.
•	Phase 1 dose escalation trial of EC1169, a PSMA-targeted tubulysin agent, moved into the second cohort.

Upcoming Expected Milestones

•	Updates on Phase 1 trial progress for proprietary pipeline agents EC1456 and EC1169.
•	Final overall survival results from TARGET trial.

Third Quarter 2014 Financial Results

Endocyte reported a net loss of $5.7 million, or $0.14 per basic and diluted share, for the third quarter of 2014, compared to a net loss of $3.0 million, or $0.08 per basic and diluted share, for the same period in 2013.

Revenue was $3.9 million for the third quarter of 2014 associated primarily with the collaboration with Merck. Revenue primarily represented $0.7 million of reimbursable expenses by Merck that were incurred in the current quarter and $3.1 million of billings to Merck under an agreement reached in the current quarter for reimbursable PROCEED trial expenses that were and will be incurred in periods outside the current quarter. The termination of the Merck collaboration was effective in mid-September and this is the final quarter in which Merck collaboration revenue will be recognized.

Research and development expenses were $5.7 million for the third quarter of 2014, compared to $13.5 million for the same period in 2013. The decrease was driven by the termination of the PROCEED trial as the remaining PROCEED charges related to the trial were recorded in the second quarter of 2014, a reduction in TARGET trial expenses as the trial is nearing completion and a reduction in manufacturing expenses. Adjusted research and development expenses were $5.0 million for the third quarter of 2014, net of the $0.7 million in expenses to be reimbursed by Merck.

General and administrative expenses were $4.0 million for the third quarter of 2014, compared to $6.1 million for the same period in 2013. The decrease in expenses was attributable to ceasing all commercial activities following the withdrawal of the marketing applications in Europe. General and administrative expenses reimbursable by Merck were less than $0.1 million in the current period.

Cash, cash equivalents and investments were $211.1 million at September 30, 2014, compared to $219.2 million at June 30, 2014, and $148.9 million at December 31, 2013. In April 2014 the company closed an equity offering yielding net proceeds of $101.9 million. Net cash outflow from operations for the third quarter of 2014 was $8.1 million compared to $14.2 million in the second quarter of 2014 and $10.6 million in the third quarter of 2013.

Financial Expectations

The Company expects that its cash balance at the end of 2014 will exceed $200 million.

2

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EST.

U.S. and Canadian participants: (877) 845-0711

International: (760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company's website for two weeks following the call.

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted research and development expenses” and “adjusted general and administrative expenses” are financial measures not expressly recognized by accounting principles generally accepted in the United States, or GAAP. These measures are net of the amounts reimbursable by Merck pursuant to the collaboration agreement for vintafolide which for U.S. GAAP purposes are ultimately recorded as revenue. A reconciliation of these non-GAAP measures to the most directly comparable measures computed in accordance with GAAP is included in the financial tables below. Endocyte provides these non-GAAP financial measures to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investor & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

3

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, and the enrollment period for and availability of data from ongoing and future clinical trials.. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

4

Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2014	2013	2014

Collaboration revenue	$16,600	$3,904	$47,597	$70,341
Costs and expenses:
Research and development	13,500	5,675	44,366	37,652
General and administrative	6,143	4,007	18,610	19,476
Total costs and expenses	19,643	9,682	62,976	57,128
Income (loss) from operations	(3,043)	(5,778)	(15,379)	13,213

Interest income	111	161	377	415
Interest expense	(1)	–	(2)	(1)
Other expense, net	(108)	(58)	(126)	(87)
Net income (loss)	$(3,041)	$(5,675)	$(15,130)	$13,540

Net income (loss) per share:
Basic	$(0.08)	$(0.14)	$(0.42)	$0.34
Diluted	$(0.08)	$(0.14)	$(0.42)	$0.33

Comprehensive income (loss)	$(2,933)	$(5,712)	$(15,182)	$13,408

Weighted average number of common shares used in net income (loss) per share:
Basic	36,077,440	41,564,840	36,000,242	39,738,685
Diluted	36,077,440	41,564,840	36,000,242	41,493,711

5

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of September 30,
	2013	2014
		(unaudited)
Assets
Cash, cash equivalents and investments	$148,853	$211,105
Other assets	14,005	9,934
Total assets	$162,858	$221,039

Liabilities and stockholders’ equity
Current liabilities	$13,917	$9,290
Deferred revenue, current portion	59,747	50
Deferred revenue, net of current portion	932	895
Other liabilities, net of current portion	33	25
Total stockholders’ equity	88,229	210,779
Total liabilities and stockholders’ equity	$162,858	$221,039

6

Endocyte, Inc.

Reconciliation of Adjusted Research and Development Expenses and

Adjusted General and Administrative Expenses

(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2014	2013	2014
Research and development expenses	$13,500	$5,675	$44,366	$37,652
Amounts reimbursable by Merck (1)	(4,536)	(659)	(15,446)	(9,456)
Adjusted research and development expenses	$8,964	$5,016	$28,920	$28,196

General and administrative expenses	$6,143	$4,007	$18,610	$19,476
Amounts reimbursable by Merck	(188)	(36)	(708)	(220)
Adjusted general and administrative expenses	$5,955	$3,971	$17,902	$19,256

(1) Merck has agreed to reimburse Endocyte for $2.2 million in expenses not contemplated in the original collaboration agreement, of which $0.2 million relate to costs incurred in the third quarter of 2014, $1.9 million for prior periods and $0.1 million for future periods. Amounts are reflected in the appropriate periods above.

7